Exhibit 99.1

Idaho General Announces Completion of US$30 Million Private Placement

SPOKANE, Wash.—(BUSINESS WIRE)—Feb. 16, 2006—Idaho General Mines, Inc. (OTCBB:IGMI) today announced that it has completed a private placement for gross proceeds of US$30 million. In the aggregate, the company issued 15 million shares of common stock and warrants to purchase an additional 8.3 million shares, including warrants issued as compensation to the placement agent.

The issue was sold in units at a price of $2.00 per unit. Each unit consisted of one share of the company's common stock and a warrant to purchase one-half of a share of common stock at an exercise price of $3.75 per whole share, exercisable for a five-year period.

IGMI President Robert L Russell stated that, "Funding of the permitting and final engineering for the company's Mount Hope Molybdenum Project in Eureka County, Nevada remains the central focus of our efforts. Completing this financing assures our ability to aggressively progress toward our goal of placing this world class deposit into production."

Mount Hope is one of the largest undeveloped molybdenum-porphyry deposits in the world, consisting of 920 million metric tonnes that are included in the mining plan. "It is expected to produce approximately 1.3 billion pounds of recoverable molybdenum during the 53-year life of mining at the site," Russell said. The company intends to mine a high grade core during the first eleven years of operations that is expected to produce an average of 31 million pounds of molybdenum per year. Molybdenum, which averaged $32 per pound in 2005, is a metal that is used extensively as an additive to most structural steels for strengthening and to stainless steels where corrosion resistance is required.

The mine will be among the largest in Nevada and the first large scale molybdenum mine to be placed into production in the United States since the latter 1970s.

The Idaho General portfolio contains additional molybdenum, copper, and gold projects throughout the western United States. Idaho General is led by a highly-qualified technical and financial management team. Its stock trades on the OTC Bulletin Board under the symbol "IGMI," and its website is www.idahogeneralmines.com.

Statements herein that are not historical facts, such as our plans for permitting and operating the Mt. Hope project, expected amount of mineralized material and anticipated mine production, are "forward-looking statements" and involve a number of risks and uncertainties. The company's actual results could differ materially from the forward looking statements made herein or the anticipated results expected or implied therefrom. These risks and uncertainties include, but are not limited to, volatility of metals prices and production, exploration risks and results, political risks, project development risks, the company's ability to raise required financing and other risks that are described in the company's filings with the Securities and Exchange Commission, including those on Form 8-K, 10SB, 10-QSB and 10-KSB. Please refer to such filings for a more detailed discussion of factors that may impact the company's future results. Idaho General undertakes no obligation to update forward-looking statements contained herein.